Exhibit 2.3

                     UNIQUE MOBILITY, INC.
                      EMPLOYMENT AGREEMENT

     This Employment Agreement ("this Agreement") is executed this 1st day of May, 1998 by and between Michael Franklin ("Executive") and Unique Mobility, Inc., a Colorado corporation ("Employer").

     In  consideration   of  the  mutual  promises,   covenants  and  conditions
hereinafter set forth, Employer and Executive agree as follows:

     1. Employment. Employer hereby agrees to employ Executive as its Vice President-- Electronics Manufacturing for the term of employment set forth herein, and Executive hereby accepts such employment, all upon the terms and conditions hereinafter set forth.

     2. Duties. Executive shall perform the duties assigned to Executive by and subject to the control, supervision and direction of the Board of Directors. Executive shall serve as President of Franklin Manufacturing Company, Employer's wholly-owned subsidiary, for no additional compensation.

     3. Performance. During the term of Executive's employment under this Agreement and any renewal thereof, Executive shall devote Executive's best efforts and full working time and attention exclusively to the performance of the duties hereunder and to promoting and furthering the business of Employer, and shall not, during the term of employment, be engaged in any other business activity for personal pecuniary advantage. This paragraph shall not be construed as preventing Executive from investing Executive's assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made, subject to the provisions of Paragraph 14 hereof. Notwithstanding the foregoing, Executive may perform and assume other activities and obligations as the Board of Directors shall from time to time approve.

     4. Term of Employment, Expiration and Termination.

     (a) Subject to the provisions of Paragraph 13, the term of employment of Executive pursuant to this Agreement shall commence on May 1, 1998, and shall continue through April 30, 2001 (the "Term").

     (b) On termination of Executive's employment for cause during the Term pursuant to Paragraph 13(a), Executive shall receive no further salary.

     (c) On termination of Executive's employment without cause during the Term pursuant to Paragraph 13(c), Executive's salary shall continue during the remainder of the Term.

     (d) Upon the expiration of this Agreement or termination of Executive's employment, Executive or Executive's legal representative upon request shall promptly deliver to Employer all originals and all duplicates or copies of all documents, records, notebooks and similar repositories of or containing Confidential Information as defined in Paragraph 15 then in his possession, whether prepared by Executive or not.

     5. Compensation. For the services to be rendered by Executive hereunder, Employer agrees to pay Executive during the term of employment, and Executive agrees to accept:

     (a) An annual base salary of $140,000. Executive's annual base salary shall not be decreased during the Term.

     (b) Executive's salary shall be paid in equal semi-monthly installments on the 15th and final day of each month during the term of his employment.

     (c) Executive shall receive fringe benefits in accordance with Employer's policies and practices for employees generally (including, without limitation, participation in any stock option plans, life and disability insurance plans, health care and hospitalization plans, medical and dental reimbursement plans, profit sharing plans, retirement plans and other employee benefit plans) for which Executive is qualified. At Employer's expense Executive shall have a medical exam every year. In addition to the foregoing, Executive shall be provided the use of an automobile for combined business and personal use. The lease cost of such automobile shall not exceed $815 per month.

     (d) During the last quarter of each fiscal year of Employer, Employer shall review Executive's performance under this Agreement and establish goals and objectives for Executive's performance for the next fiscal year. In such review, Employer, in its reasonable discretion, shall consider increasing Executive's
salary  and   compensation   based  on  relevant  factors  such  as  Executive's
performance, Employer's accomplishments, increase or decrease in Executive's responsibilities, and cost of living increases. Any salary increases normally are to be effective on January 1 of each year.

     (e) Employer has adopted a bonus plan to be administered by its Compensation Committee and in the Compensation Committee's discretion may award bonuses and stock options to Executive on terms to be determined by the Compensation Committee. Executive acknowledges that there have been no bonus awards to date. As soon as practicable after the effective date of this agreement, Executive shall receive a grant of options to purchase 100,000 shares at an exercise price determined based on the "Fair Market Value" of the stock as defined under Employer's Stock Option Plan, on the date of the grant of the option. The options shall be exercisable for 10 years and shall be subject to vesting restrictions imposed by Employer.

     6. Working Facilities. Executive shall be furnished with appropriate office space, secretarial assistance, and such other facilities and services as are suitable to Executive's position and adequate for the performance of Executive's duties.

     7. Expenses. Employer shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the business of Employer or any of its subsidiaries and in the performance of Executive's duties under this Agreement. Employer shall also reimburse Executive for membership fees and expenses related to Executive's membership in professional organizations, clubs, societies and groups as may be approved by the Board of Directors from time to time, subject to such rules, regulations and record-keeping requirements as may be established from time to time by the Board. Employer shall reimburse Executive for all reasonable closing costs from the sale of his home and moving expenses if Executive is required by Employer to relocate to Colorado.

     8. Vacations. Executive shall be entitled each year to a vacation of four weeks, during which time his compensation shall be paid in full. Vacation time accrued during each calendar year must be used by the end of each calendar year, or will be lost, and will not accrue from one calendar year to the next. Exceptions to the foregoing non-accrual policy may be provided under terms and conditions approved in writing by resolution of the Board of Directors or its compensation committee in such body's sole discretion based on prolonged extra-ordinary work demands preventing Executive's timely taking vacation.

     9. Death or Disability. If Executive dies or is unable to perform Executive's services by reason of illness or incapacity for a period of more than six (6) consecutive months, and subject to the provisions of Paragraph 10, Employer may terminate Executive's employment. Employer shall receive a credit against Executive's salary for any disability compensation benefit for the same calendar period received by Executive from Worker's Compensation or any commercial insurance carrier under Paragraph 10.

     10. Insurance for the Benefit of Executive.

     (a) Subject to the provisions of Paragraph 5(c), Executive shall be covered by Employer's medical and disability insurance in effect from time to time, the premiums for which shall be paid for by Employer.

     (b) Employer shall at its expense continuously maintain without interruption in the name of Executive or Executive's designee or for the benefit of Executive or Executive's designee, life insurance coverage in an amount equal to Executive's then current salary for a period of three years, subject to Executive being insurable at a cost comparable to Employer's other executives.

     11. Insurance for the Benefit of Employer. Employer shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon Executive in any sum or sums which may be deemed necessary by Employer to protect its interest under this Agreement and Executive shall do all such things as may be necessary to assist in the procuring of such insurance by making a proper application therefor as may be required by the insurance company and submitting to the usual and customary medical examinations. Executive, in Executive's capacity as Executive, shall have no right, title or interest in or to such insurance, but the same shall be solely for the benefit of Employer and any amounts payable thereunder shall be solely payable to such Employer.

     12. Representation and Warranty. Executive represents and warrants that he is not now, and will not be on the date of commencement of this Agreement, a party to any agreement, contract or understanding, whether of employment, agency or otherwise, which would in any way restrict or prohibit Executive from undertaking and performing Executive's duties in accordance with the terms and provisions of this Agreement.

     13. Termination by Employer.

     (a) Employer may terminate Executive's employment for cause, which is defined as follows:

          (i) Fraud, malfeasance, or embezzlement against Employer's assets or conviction of any felony;

          (ii) Except under circumstances of disability contemplated by the provisions of Paragraph 9, cessation of Executive's performance of Executive's duties hereunder or deliberate and substantial failure to perform them in a capable and conscientious manner;

          (iii) Violation of the provisions of Paragraph 12; or

          (iv) Deliberate  and  substantial   breach  of  Executive's   material
               obligations under any other provision hereof that is not cured within 30 days after notice to Executive of the breach.

     (b) Should the Board of Directors of Employer determine cause exists, as defined in Subparagraph (a), to terminate Executive's employment, prior to termination for such cause, Employer shall provide Executive written notice reasonably describing the basis for the contemplated termination and a two- week period of time in which to respond in writing and in person prior to Employer's final determination of cause. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work. However, Executive's right to compensation under this Agreement shall continue through and to any final termination of employment for cause.

     (c) Employer may terminate Executive's employment upon three (3) months notice without cause, subject to the applicable provisions of Paragraph 4. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work.

     14. Confidentiality.

     (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

          (i) "Inventions" shall mean all inventions, improvements, modifications, and enhancements, whether or not patentable, made by Executive within the scope of Executive's duties during Executive's mployment by Employer.

          (ii) "Confidential Information" shall mean Employer's proprietary know-how and information disclosed by Employer to Executive or acquired by Executive from Employer during Executive's employment with Employer about Employer's plans, products, processes and services, which Employer protects against disclosure to third parties. ConfidentialInformation shall not include the Executive's general knowledge and experience possessed prior to or obtained during his/her employment with Employer.

     (b) Restrictions on Disclosure.

          (i) During the period of employment with Employer and thereafter, Executive shall not disclose Confidential Information to any third parties other than Employer, its employees, agents, consultants, contractors and designees without the prior written permission of Employee, or use Confidential Information for any purpose other than the conduct of Employer's business.

          (ii) The restrictions on disclosure and use set forth herein shall not apply to any Confidential Information which:

               A. At the time of disclosure to Executive by Employer is generally available to the public or thereafter becomes generally known to the public, through no fault of Executive;

               B. Was known by Executive prior to his/her employment with Employer;

               C. Executive at any time receives from a third party not under any obligation of secrecy or confidentiality to Employer;

               D. Employer discloses to a third party not under any obligation of secrecy or confidentiality to it; and

               E. Executive is requested or required to disclose pursuant to a subpoena or order of a court or other governmental agency, in which case Executive shall notify Employer as far in advance of disclosure as is practicable.

     (c) Obligations Regarding Inventions. Without any royalty or any other additional consideration to Executive: (i) Executive shall promptly inform Employer of any Inventions by a written report, setting forth the conception and reduction to practice of all inventions; (ii) Executive hereby agrees to assign and assigns to Employer all of his right, title and interest: (1) to any Inventions made during the term of his employment by Employer (including without limitation the right to license or sell such Invention to others), (2) to applications for United States and foreign letters patent, and (3) to United States and foreign letters patent granted upon such Inventions; and (iii) Executive agrees upon request and at the sole cost and expense of Employer to, at all times, do such acts (such as giving testimony in support of his inventorship) and execute and deliver promptly to Employer such papers, instruments, and documents as from time to time may be necessary or useful to apply for, secure, maintaining, reissue, extend or defend Employer's interest in any Inventions or any or all United States and foreign letters patent, so as to secure Employer the full benefits of any Inventions or discoveries or otherwise to carry into full force and effect the intent of the assignment set out in subparagraph 14(c)(ii).

     (d) Remedies. Executive acknowledges and agrees that Executive's disclosure of any Confidential Information would result in irreparable injury to Employer. Executiv acknowledges and agrees that the Confidential Information is non-public information which Employee has expanded substantial time, money and effort to develop and is property considered "Trade Secrets" of Employer within the meaning of Colorado law. Therefore, upon the breach or threatened breach of the covenants in this paragraph by Executive, Employer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction prohibiting such disclosure and any other equitable relief that the court deems appropriate. In addition, Employer shall be entitled to seek damages.

     (e) Any Confidential Information that is directly or indirectly originated, developed or perfected to any degree by Executive during the term of his employment by Employer shall be and remain the sole property of Employer.

     15. Resolution of Disputes. In addition to any other remedies available to Employer, Employer shall be entitled to specific performance of the covenants contained in Paragraph 14. If either party is successful in enforcing its rights under this Paragraph 15, the unsuccessful party shall reimburse the successful party for all of the costs of such enforcement, including but not limited to costs, litigation expenses and reasonable attorneys' fees. Except for an action to interpret or enforce Paragraph 14, any controversy or claim arising out of or relating to the interpretation, alleged breach or enforcement of this Agreement shall be settled by arbitration before a single arbitrator in Denver, Colorado, in accordance with the commercial rules then in effect of the American Arbitration Association, Colorado Revised Statutes pertaining to the arbitration of civil disputes. The arbitrator, who shall be a person experienced in negotiating and making employment agreements and resolving employment disputes and in any other pertinent areas of law, shall make reasonably detailed findings to support any decision and award. The award of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. As part of the award in any arbitration or judicial proceedings, the prevailing party may be awarded its reasonable attorneys' fees, witness fees, expert witness fees and related costs and expenses in the discretion of the arbitrator.

     16. Notices. All notices under this Agreement shall be delivered by hand or by registered or certified mail. Notices intended for Executive shall be addressed to Executive at 3081 Elm Point Industrial Drive, St. Charles, Missouri 63301. Notices intended for Employer shall be addressed to it at 425 Corporate Circle, Golden, Colorado 80401. All notices shall be effective upon actual delivery if by hand, or, if by mail, five (5) days after being deposited in the United States mail, postage prepaid and addressed as required by this section. Either party may by notice accomplished in accordance with this Paragraph 16 change the address to which future notices may be sent.

     17. Miscellaneous Provisions.

     (a) This Agreement contains the entire agreement between the parties and supersedes all prior agreements and it shall not be amended or otherwise modified in any manner except by an instrument in writing executed by both parties.

     (b) Neither this Agreement nor any rights or duties under this Agreement may be assigned or delegated by either party unless the other party consents in writing.

     (c) Except as otherwise provided herein, this Agreement shall be binding upon the inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

     (d) This Agreement has been entered into in Colorado and shall be governed by the laws of that state.

     (e) In fulfilling their respective obligations under this Agreement and conducting themselves pursuant to it, each party shall act reasonably and in good faith.

     (f) If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the invalid or unenforceable provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:
/s/Michael Franklin
_______________________
MICHAEL FRANKLIN


EMPLOYER:

UNIQUE MOBILITY, INC.

By:/s/Donald A. French
     ___________________________
     Donald A. French, its Treasurer